As filed with the Securities and Exchange Commission on December 10, 2019

Registration Nos. 333-233271

333-168793

333-107757

333-61981

333-34865

333-33825

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-233271

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-168793

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-107757

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-61981

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-34865

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-33825

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASTEA INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2119058
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

240 Gibraltar Road, Horsham, Pennsylvania 19044
(215) 682-2500

(Address, including zip code, and telephone number, including area code, of principal executive offices)

_____________________________

Astea International Inc. 2016 Stock Option Plan

Astea International Inc. Amended and Restated 2006 Stock Option Plan

Astea International Inc. 2001 Stock Option Plan

Astea International Inc. 1998 Stock Option Plan

Astea International Inc. 1997 Stock Option Plan

Astea International Inc. Non-Qualified Stock Option Agreements

Astea International Inc. 1997 Non-Qualified Stock Option Agreement

(Full title of the plans)

_____________________________

Rick Etskovitz

Chief Financial Officer

Astea International Inc.

240 Gibraltar Road

Horsham, Pennsylvania 19044

(215) 682-2500

(Name and address, including zip code, and telephone number, including area code, of agent for service)

_____________________________

With copies to:

Gary A. Miller, Esq.

Two Liberty Place

50 S. 16th Street, 22nd Floor

Philadelphia, PA 19102

(215) 851-8400

_____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer☐	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Astea International Inc. (the “Company” or the “Registrant”) to withdraw and remove from registration all shares of the Company’s Common Stock, $0.01 par value per share (the “Shares”), remaining unissued and unsold under the following registration statements (together, the “Registration Statements”):

•	Registration Statement No. 333-233271, filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2019, registering the offer and sale of 560,000 of the Company’s Shares, issuable pursuant to the Astea International Inc. 2016 Stock Option Plan;
•	Registration Statement No. 333-168793, filed with the SEC on August 12, 2010, registering the offer and sale of 560,000 of the Company’s Shares, issuable pursuant to the Astea International Inc. Amended and Restated 2006 Stock Option Plan;
•	Registration Statement No. 333-107757, filed with the SEC on August 8, 2003, registering the offer and sale of 1,400,000 of the Company’s Shares, issuable pursuant to the Astea International Inc. 2001 Stock Option Plan;
•	Registration Statement No.333-61981, filed with the SEC on August 21, 1998, registering the offer and sale of 500,000 of the Company’s Shares, issuable pursuant to the Astea International Inc. 1998 Stock Option Plan;
•	Registration Statement No. 333-34865, filed with the SEC on September 3, 1997, registering the offer and sale of an aggregate of 931,250 the Company’s Shares, issuable pursuant to the Astea

International Inc. 1997 Stock Option Plan and Astea International Inc. Non-Qualified Stock Option Agreements; and

•	Registration Statement No. 333-33825, filed with the SEC on August 18, 1997, registering the offer and sale of 90,000 of the Company’s Shares, issuable pursuant to the Astea International Inc. 1997 Non-Qualified Stock Option Agreement.

On December 10, 2019, IFS Americas, Inc., a Delaware corporation (“Parent”) completed its previously announced acquisition of the Company pursuant to the Agreement and Plan of Merger dated October 7, 2019 (the “Merger Agreement”) entered into among the Company, Parent and IFS Amber, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Parent acquired the Company by means of a merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving entity following the merger and as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on December 10, 2018 (the “Effective Time”) pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time of the Merger, each issued and outstanding Share (other than (i) Shares held in treasury by the Company and (ii) Shares held by Parent, Merger Sub or their respective Affiliates (as defined in the Merger Agreement), or by any Subsidiary of the Company) were cancelled and converted into the right to receive an amount in cash equal to $12.00 per Share, without interest (the “Merger Consideration”) and subject to any required tax withholding.

At the Effective Time, each option to purchase Shares outstanding immediately prior to the Effective Time, regardless of whether then vested or unvested, was cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares subject to such option, multiplied by (y) the excess, if any, of the Merger Consideration over the applicable per-share exercise price of such option, less applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration any and all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Horsham, Commonwealth of Pennsylvania, on December 10, 2019.

Astea International Inc.

December 10, 2019	By:	/s/ Rick Etskovitz
Rick Etskovitz
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.